Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
March 9, 2007		(973) 802-4149

VICE CHAIRMAN RODGER LAWSON

RESIGNS FROM PRUDENTIAL FINANCIAL

NEWARK, N.J. – Rodger A. Lawson, vice chairman of the International Division and head of Global Marketing Communications, today announced he will leave Prudential by May 1.

Lawson joined Prudential on June 10, 1996. He was named head of the International Division, which includes International Insurance and International Investments, in 2002. Lawson said he decided to leave the company to explore new opportunities and will use the remainder of his time with the company to help with the orderly transition of his duties.

“I want to thank Rodger for his contributions over the last 10 years. He was chiefly responsible for significantly improving earnings in our international businesses and for strengthening our brand,” said Arthur F. Ryan, Prudential’s Chairman and CEO.

Ryan added that he plans to announce a successor to Lawson shortly.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $616 billion of assets under management as of December 31, 2006, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, asset management, and real estate services. For more information, please visit www.prudential.com.